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                                                                      EXHIBIT 12

            NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

                COMPUTATION OF RATIO OF MARGINS TO FIXED CHARGES
                         (DOLLAR AMOUNTS IN THOUSANDS)

              FOR THE NINE MONTHS ENDED FEBRUARY 29, 1996 AND THE
              YEARS ENDED MAY 31, 1995, 1994, 1993, 1992 AND 1991

                                   FEBRUARY 29,
                                      1996           1995           1994           1993           1992           1991
                                   -----------    -----------    -----------    -----------    -----------    -----------
Net margins before extraordinary
  loss..........................    $  37,660      $   45,212     $   33,188     $   41,648     $   45,553     $   48,305
Add: Fixed charges..............      317,698         361,338        263,230        265,412        314,863        349,954
                                    ---------      ----------     ----------     ----------     ----------     ----------
Margins available for fixed
  charges.......................    $ 355,358      $  406,550     $  296,418     $  307,060     $  360,416     $  398,259
                                    =========      ==========     ==========     ==========     ==========     ==========
Fixed charges:
  Interest on all debt
     (including amortization of
     discount and issuance
     costs).....................    $ 317,698      $  361,338     $  263,230     $  265,412     $  314,863     $  349,954
                                    ---------      ----------     ----------     ----------     ----------     ----------
          Total fixed charges...    $ 317,698      $  361,338     $  263,230     $  265,412     $  314,863     $  349,954
                                    =========      ==========     ==========     ==========     ==========     ==========
Ratio of margins to fixed
  charges.......................         1.12            1.13           1.13           1.16           1.14           1.14
                                    =========      ==========     ==========     ==========     ==========     ==========
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